EXHIBIT 99.1

Big Buck Brewery & Steakhouse, Inc.

Fixes Record Date for Reverse Stock Split

GAYLORD, Michigan, August 30 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq: BBUC) announced today that it has fixed September 13, 2002 as the record date for the one-for-seven reverse stock split approved by the company’s shareholders.  Pursuant to the reverse split, the company will issue one new share in exchange for every seven outstanding shares.  Appropriate adjustment also will be made with respect to the number of shares issuable upon exercise or conversion of outstanding options, warrants and other rights.  Shares of the company’s common stock will begin trading on a post-reverse split basis on September 16, 2002.

Among other things, the company’s board of directors determined to implement the reverse split in an effort to regain compliance with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4).  As previously announced, the company’s securities are subject to delisting from The Nasdaq SmallCap Market.

The company will make its formal request for continued listing at a hearing before a Nasdaq Listing Qualifications Panel on September 19, 2002.  If the Panel determines to delist the company’s securities, the company will not be notified until the delisting has become effective.  There can be no assurance that the Panel will grant the company’s request for continued listing.

If the company’s securities do not continue to be listed on The Nasdaq SmallCap Market, such securities would become subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.  In addition, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements.  Consequently, selling the company’s securities would be more difficult because smaller quantities of securities could be bought and sold, transactions could be delayed, and security analyst and news media coverage of the company may be reduced.  These factors could result in lower prices and larger spreads in the bid and ask prices for the company’s securities.  There can be no assurance that the company’s securities will continue to be listed on The Nasdaq SmallCap Market.

About the Company

Big Buck Brewery & Steakhouse, Inc. operates restaurant-brewpubs in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers.  In August 2000, the company opened its fourth unit in Grapevine, Texas, a suburb of Dallas.  This unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the company and Bass Pro Outdoor World, L.L.C.

Contact:

Anthony P. Dombrowski

Chief Financial Officer

(989) 731-0401